PROSPECTUS Dated January 24, 2001                  Pricing Supplement No. 41 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-47576
Dated January 24, 2001                                            June 28, 2001
                                                                 Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes

                            -----------------------

     We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:          $4,000,000

Maturity Date:             June 1, 2006

Interest Accrual
   Date:                   July 2, 2001

Interest Payment
   Dates:                  Each March 1, June 1,
                           September 1 and
                           December 1,
                           commencing December
                           1, 2001

Initial Interest Rate:     4.14%

Base Rate:                 LIBOR

Index Maturity:            3 months

Spread
(Plus or Minus):           Plus 0.35% per annum

Spread Multiplier:         N/A

Index Currency:            U.S. dollars

Interest Payment
   Period:                 Quarterly; provided
                           that the first interest
                           payment period will
                           extend from and
                           including the original
                           issue date to but
                           excluding the interest
                           payment date scheduled
                           to occur on December
                           1, 2001.

Specified Currency:        U.S. dollars

Settlement Date
   (Original Issue Date):  July 2, 2001

Issue Price:               100%

Initial Interest Reset
   Date:                   December 1, 2001

Interest Reset Dates:      Same as interest
                           payment dates

Interest Reset Period:     Quarterly

Interest Determination
   Dates:                  The second London
                           banking day prior to
                           each interest reset date

Reporting Service:         Telerate Page 3750

Book Entry Note or
   Certificated Note:      Book Entry Note

Senior Note or
   Subordinated Note:      Senior Note

Business Day:              New York and London

Agent:                     Morgan Stanley & Co.
                           Incorporated

Calculation Agent:         The Chase
                           Manhattan Bank

Minimum
   Denomination:           $1,000

CUSIP:                     61745ERS2

Other Provisions:          None


Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                           MORGAN STANLEY DEAN WITTER